EXHIBIT 8.28

                            Articles of Incorporation

                                       Of

                              Zonecablng.com, Inc.

                                    ARTICLE I

                               Nature and Duration

The name of the Corporation is Zonecabling.com, Inc. The duration of the Corporation is perpetual. The effective date upon which this Corporation shall come into existence shall be the date these Articles are filed by the Secretary of State.

                                   ARTICLE II

                                Principal Office

The address of the principal office of the Corporation is 37 Skyline Drive, Suite 1101, Lake Mary, Florida, 32779.

                                   ARTICLE III

                           Registered Office and Agent

The address of the registered office in the State of Florida is 37 Skyline Drive, Suite 1101, in the City of Lake Mary, County of Seminole. The name of the registered agent at such address is Bobby E. Story.
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                                   ARTICLE IV

                      Corporate Purposes, Powers and Rights

         1. The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

         2. In furtherance of its corporate purposes, the Corporation shall have all of the general and specific powers and rights granted to and conferred on a corporation by the Florida Business Corporation Act.

                                    ARTICLE V

                                  Capital Stock

The total number of shares of capital stock that the Corporation has the authority to issue is 10,000,000 shares of common stock ("common stock") $0.001 par value per share.

                                   ARTICLE VI

                                  Incorporator

The name and mailing address of the Incorporator of this Corporation is as follows:

Name:                                             Address:

Bobby E. Story                                    37 Skyline Drive, Suite 1101
                                                  Lake Mary, Florida 32746

                                   ARTICLE VII

                               Board of Directors

         1. The number of members of the Board of Directors may be increased or diminished from time to time by the Bylaws; provided, however, there shall never be less than one. Each director shall serve until the next annual meeting of shareholders.

         2. If any vacancy occurs in the board of Directors during a term, the remaining directors, buy affirmative vote of a majority thereof, may elect a director to fill the vacancy until the next annual meeting of shareholders.

         3. The name and mailing address of the person who shall serve as the sole director of the Corporation until the first annual meeting of the shareholders is as follows:

         Name:                                      Address:

         Bobby E. Story                             37 Skyline Drive
                                                    Lake Mary, Florida 32746
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                                  ARTICLE VIII

                                   Amendments

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                   ARTICLE IX

                                     Bylaws

         The power to adopt, amend or repeal bylaws for the management of this Corporation shall be vested in the Board of Directors or the shareholders, but the Board of Directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the Board of Directors.

                                    ARTICLE X

                                 Indemnification

         The Corporation shall indemnify any Incorporator, officer or director, or any former Incorporator, officer or director, to the full extent permitted by law.

                                   ARTICLE XI

                               Transfer of Shares

         If, from time to time, a shareholders' agreement among all of the shareholders of the Corporation is in effect regarding the Subchapter S status of the Corporation pursuant to the Internal Revenue Code of the United States in EFFECT from time to time, then transfers of the Corporation's common stock made not in accordance with such agreement, whether by operation of law or otherwise, are null and void ab initio.

         The undersigned, for the purpose of forming a corporation under the laws of the Sate of Florida, does make, file and record these Articles of Incorporation, an does certify that the facts herein stated are true; and I have accordingly hereunto set my hand and seal

         DATED this 3rd day of May, 2000

         By: s/Bobby Story